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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT AUDITORS



    We consent to the inclusion of our report dated June 17, 1998 (July 8, 1998 with respect to Note F [3], July 17, 1998, with respect to the third paragraph of Note A and October 20, 1998 with respect to Note J), which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern, on the financial statements of Network-1 Security Solutions, Inc. as of December 31, 1997 and 1996 and for each of the years then ended, in Amendment No. 2 to its Registration Statement on Form SB-2 and to the reference to our firm under the caption "Experts" in the Prospectus.



Richard A. Eisner & Company, LLP



New York, New York
October 22, 1998